Exhibit 99.1

News Release
Sunoco, Inc. 1818 Market Street Philadelphia, PA 19103

For further information contact

Thomas Golembeski (media) 215-977-6298

Clare McGrory (investors) 215-977-6764

SUNOCO TO EXIT REFINING AND CONDUCT STRATEGIC REVIEW

OF THE COMPANY

Company’s previously announced share repurchase program substantially complete

Philadelphia, September 6, 2011 – Sunoco, Inc. (NYSE: SUN) announced today that it plans to exit its refining business and has begun a process to sell its refineries located in Philadelphia and Marcus Hook, Penn. Sunoco also announced that it is conducting a comprehensive strategic review of the company to determine the best way to deliver value to shareholders, including how best to utilize the company’s strong cash position and maximize the potential for Sunoco’s logistics and retail businesses. Credit Suisse Securities (USA) LLC has been retained to assist in the review process.

Sunoco will pursue all options to sell its refineries, but if a suitable transaction cannot be implemented, the company intends to idle the main processing units at the facilities in July 2012.

“We have made progress in increasing the efficiency of our refineries over the last several years, but given the unacceptable financial performance of these assets, it is clear that it is in the best interests of shareholders to exit this business and focus on our profitable retail and logistics businesses which have higher returns, growth potential, and provide steady, ratable cash flow,” said Lynn L. Elsenhans, Sunoco’s chairman and chief executive officer.

Together with the separation of SunCoke Energy and the sale of the chemicals business, Sunoco’s decision to exit refining marks a fundamental shift away from manufacturing that will re-position the company.

In connection with the decision to exit refining, the company expects to record a pretax noncash charge of between $1.9 billion and $2.2 billion in the third quarter of 2011 related to impairment of the plant and equipment in the refineries. In the event the processing units are idled, additional pretax charges of up to $500 million, primarily related to contract terminations, staffing costs and severance, may be incurred. Most of these costs would be paid over a period of approximately one year. Additionally, upon the sale of the refineries or idling of the main processing units, the company expects to record a pretax gain related to the liquidation of all of its crude oil and a significant portion of its refined product inventories totaling approximately $2 billion at current market prices. The actual amount of this pretax gain will depend upon the market value of crude and refined products and the volumes on hand at the time of liquidation.

Regarding the strategic review process, Elsenhans said, “With SunCoke’s recent initial public offering, our complete exit from the chemicals business, and our plan to exit refining, we have an opportunity to take a fresh look at all aspects of the company and gain added perspective on how best to use our cash and maximize the potential for our strong retail and logistics businesses with a view toward creating value for our shareholders.”

Sunoco has not set a timetable for completing the strategic review process, and will provide updates as appropriate.

Share repurchase

Sunoco also announced that it has substantially completed the $500 million share repurchase program that was announced on August 9, 2011. The share repurchases were funded by the company’s available cash reserves and resulted in the repurchase of 13,140,586 shares at an average price of $34.74 per share. As of September 6, 2011, the company has approximately 108 million shares of common stock outstanding.

Conference Call

The company plans to discuss these announcements during a conference call on Tuesday, September 6, 2011 at 9:00 a.m. ET. Those wishing to listen can access the call through Sunoco’s website at www.SunocoInc.com. A replay will be available beginning approximately two hours following the completion of the call.

Individuals wishing to listen to the call on the company’s website will need Windows Media Player™, which can be downloaded free of charge from Microsoft or from Sunoco’s Conference Call page.

Sunoco is a leading transportation fuel provider with operations located primarily in the East Coast and Midwest regions of the United States. The company sells transportation fuels through more than 4,900 branded retail locations in 24 states. APlus convenience stores are operated by the company or independent dealers in more than 600 of its retail locations. The retail network in the Northeast is principally supplied by Sunoco-owned refineries with a combined crude oil processing capacity of 505,000 barrels per day. Sunoco is also the General Partner and has a 31-percent interest in Sunoco Logistics Partners, L.P., a publicly traded master limited partnership which owns and operates 7,600 miles of refined product and crude oil pipelines and approximately 40 active product terminals. Sunoco has an 81-percent ownership interest in SunCoke Energy, Inc., (NYSE: SXC) which makes high-quality metallurgical-grade coke for major steel manufacturers. SunCoke Energy has facilities in the U.S. which have the capacity to manufacture approximately 3.7 million tons of metallurgical-grade coke annually and is the operator of, and has an equity interest in, a 1.7 million tons-per-year cokemaking facility in Vitória, Brazil.

Statements made in this release that are not historical facts are forward-looking statements intended to be covered by the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based upon assumptions by the Company concerning future conditions, any or all of which ultimately may prove to be inaccurate, and upon the current knowledge, beliefs and expectations of Company management.

The reader should not place undue reliance on such forward-looking statements, which speak only as of the date of this press release. These forward-looking statements are not guarantees of future performance. Forward-looking statements are inherently uncertain and involve significant risks and uncertainties that could cause actual results to differ materially from those discussed in this release. Such risks and uncertainties include economic, business, competitive and/or regulatory factors affecting the Company’s business, as well as uncertainties related to the outcomes of pending or future litigation, legislation, or regulatory actions. Unpredictable or unknown factors not discussed in this release also could have material adverse effects on forward-looking statements.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company has included in its Annual Report on Form 10-K for the year ended December 31, 2010, and in its subsequent Form 10-Q and Form 8-K filings, cautionary language identifying important factors (though not necessarily all such factors) that could cause future outcomes to differ materially from those set forth in the forward-looking statements. For more information concerning these factors, see the Company’s Securities and Exchange Commission filings, available on the Company’s website at www.SunocoInc.com. The Company expressly disclaims any obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

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